Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Acucela Inc. for the registration of 7,752,425 shares of common stock and to the incorporation by reference therein our reports dated March 30, 2015, with respect to the financial statements of Acucela Inc., and the effectiveness of internal control over financial reporting of Acucela Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission

/s/ Ernst & Young LLP

Seattle, Washington

December 18, 2015